CROSS, FERNANDEZ & RILEY, LLP
Accountants & Consultants

January 7, 2016

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 4, 2016, to be filed by our former client, iMedicor, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Cross, Fernandez + Riley, LLP

Cross, Fernandez & Riley, LLP

201 S. Orange Avenue, Suite 800 • Orlando, FL 32801 • 407-841-6930 • Fax: 407-841-6347
Lakeland • Tampa • Winter Haven
www.cfrcpa.com